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ACADIAN ASSET MANAGEMENT LLC CODE OF ETHICS JANUARY 2023

Table of Contents

Summary of Material Code Changes

5

Introduction

6

General Principles

7

Scope of the Code

7

Persons Covered by the Code

7

Reportable Investment Accounts

8

Securities Covered by the Code

9

Blackout Periods and Restrictions

9

Short-Term Trading

10

BrightSphere Stock

10

Securities Transactions requiring Pre-clearance

11

Initial Public Offerings

11

Limited of Private Offerings

12

Exceptions specific to Certain Accounts and Transaction Types

12

Standards of Business Conduct

13

Compliance with Laws and Regulations

13

Conflicts of Interest

13

Conflicts among Client Interests

14

Competing with Client Trades

14

Disclosure of Personal Interest

14

Referrals/Brokerage

14

Vendors and Suppliers

14

Market Manipulation

14

Insider Trading and Regulation FD

15

Material Non-public Information

15

BSIG and Nonpublic Acadian Information

16

Penalties

17

Regulation FD

17

Gifts and Entertainment

18

General Statement

18

Gifts

18

Receipt

18

Offer

18

ERISA, Taft Hartley and Public Plan Clients and Prospects

19

Cash

19

Entertainment

Providing

19

Accepting

19

ERISA, Taft Hartley and Public Plan Clients and Prospects

20

Expense Reports for Gifts and Entertainment

20

Conferences

20

Quarterly Reporting of Gifts and Entertainment

20

Political Contributions and Compliance with the Pay-to-Play Rule

Requirements

20

Anti-bribery and Corruption Policy

22

Charitable Contributions

22

Confidentiality

23

Service on a Board of Directors

23

Partnerships

24

Other Outside Activities

24

Marketing and Promotional Activities

24

Affiliated Broker-Dealers

24

Compliance Procedures

25

Reporting of Access Person Investment Accounts

25

Duplicate Statements

25

Personal Securities Transactions Pre-clearance

26

Pre-Approval of Political Contributions

26

Quarterly Reporting of Transactions

26

Quarterly Reporting of Gifts and Entertainment

26

Quarterly Reporting of Private Investments

27

Quarterly Reporting of Political Contributions

27

Communication Acknowledgment

27

MNPI Acknowledgment

27

Annual Reporting

27

New Hire Reporting

28

Review and Enforcement

28

Certification of Compliance

29

Initial Certification

29

Acknowledgement of Amendments

29

Annual Certification

29

Access Person Disclosure and Reporting

29

Recordkeeping

31

Form ADV Disclosure

31

Administration and Enforcement of the Code

31

Responsibility to Know Rules

31

Excessive or Inappropriate Trading

32

Training and Education

32

New Hires

32

Annual

32

Compliance and Risk Committee Approval

32

Report to Fund CCOs and Boards

32

Report to Senior Management

32

Reporting Violations and Whistleblowing Protections

33

Fraud Policy

33

Sanctions

35

Further Information about the Code and Supplements

36

Persons Responsible for Enforcement and Training

36

Appendices (in pdf only)

A. CFA Institute Asset Manager Code of Professional Conduct

Summary of Code Changes

Primarily non-material administrative updates and clarifications. Also added additional reporting requirements which were implemented during 2022.

Introduction

Acadian Asset Management LLC (“Acadian”) has adopted this Code of Ethics (the “Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and rule amendments under Section 204 of the Advisers Act. The Code sets forth standards of conduct expected of Acadian’s employees, and certain consultants, and contractors. Acadian has also adopted the CFA Institute Asset Manager Code of Professional Conduct attached as Appendix A. Compliance with the Code is a condition of employment.

The policies and procedures outlined in the Code are intended to promote compliance with fiduciary standards by Acadian and our Access Persons. As a fiduciary, Acadian has the responsibility to render professional, continuous, and unbiased investment advice, owes our clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of our clients, and must avoid or disclose conflicts of interests.

This Code is designed to:

  Protect Acadian’s clients by deterring misconduct;
  Guard against violations of the securities laws;
  Educate Access Persons regarding Acadian’s expectations and the laws governing their conduct;
  Remind Access Persons that they are in a position of trust and must act with complete propriety at all times;
  Protect the reputation of Acadian; and
  Establish policies and procedures for Access Persons to follow so that Acadian may determine whether Access Persons are complying with our ethical principles and regulatory requirements.

This Code is based upon the principle that the members of our Board of Managers, Executive Management Team, Executive Committee, officers, and other Access Persons owe a fiduciary duty to, among others, our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) materially serving their own personal interests ahead of clients; (ii) materially taking inappropriate advantage of their position with Acadian; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of Acadian’s Chief Compliance Officer to report violations of the Code to Acadian’s Compliance and Risk Committee, the Executive Management Team, the Executive Committee, and if deemed necessary, to our Board of Managers, and the Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

My Compliance Office

My Compliance Office (“MCO”), (formerly Schwab Compliance Technologies (“SCT”)), is the primary system we utilize to transmit all Code related requests and for required reporting.

Part 1. General Principles

Our principles and philosophy regarding ethics stress Acadian’s overarching fiduciary duty to our clients and the obligation of our Access Persons to uphold that fundamental duty. In recognition of the trust and confidence placed in Acadian by our clients and to give effect to the belief that Acadian’s operations should be directed to benefit our clients, Acadian has adopted the following general principles to guide the actions of our Access Persons:

1. The interests of clients are paramount. All Access Persons must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own.

2. All personal transactions in securities by Access Persons must be accomplished so as not to conflict materially with the interests of any client.

3. All Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person’s independence or judgment.

4. Personal, financial, and other potentially sensitive information concerning the firm, our clients, our prospects, and other Access Persons will be kept strictly confidential. Access Persons will only access this information if it is required to complete their jobs and will only disclose such information to others if it is required to complete their jobs and to deliver the services for which the client has contracted.

5. All Access Persons will conduct themselves honestly, with integrity and in a professional manner to preserve and protect Acadian’s reputation.

6. All Access Persons will comply with all laws and regulations applicable to our business activities.

The U.S. Securities and Exchange Commission (the “SEC”) and U.S. federal law require that the Code not only be adopted but that it also is enforced with reasonable diligence.

The Compliance Group will keep records of any violation of the Code and of the actions taken as a result of such violations. Failure to comply with the Code may result in disciplinary action, including monetary penalties and the potential for the termination of employment. In addition, non-compliance with the Code can have severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits, and sanctions on your ability to remain employed in any capacity in the investment advisory business.

Part 2. Scope of the Code

A.  Persons Covered by the Code

Whether an individual is considered an “Access Person” or “Supervised Person” under the Code and thus subject to Code compliance is dependent upon various factors including: job responsibilities, systems access, and if a contractor, length and scope of engagement. Ultimate determination as to whether any individual or action is subject to or exempt from the Code, or if a Code exception should be granted, is left to the Chief Compliance Officer.

An “Access Person(s)” includes employees, consultants, and contractors, whose job responsibilities require him or her to access Acadian’s research and/or trading databases to perform their job requirements. Any other employee, consultant or contractor not meeting that definition is a “Supervised Person.”

Certain immediate family members1, or other persons subject to the financial support of an Access Person, are subject to certain requirements imposed on an “Access Person” under the Code. For these individuals, an Access Person must report their covered investment accounts, pre-clear their personal securities transactions in covered securities in private investments and partnerships, ensure their personal securities transactions comply with blackout and sixty-day trading restrictions, and provide duplicate copies of their account statements upon request.

Each Access Person should inform a Compliance Officer when their immediate family members change. Each Access Person is also required to ensure that any immediate family member as defined herein, or person subject to the Access Person’s financial support, is complying with applicable Code requirements. Access Persons should educate these individuals on their requirements. Oversight is a must. Non-compliance with the Code by any immediate family member will have the same ramifications on the Access Person as if it were the Access Person him or herself who did not comply.

Members of Acadian’s Board of Managers employed by our immediate parent company, BrightSphere Affiliate Holdings, LLC or our ultimate parent company, BrightSphere Investment Group Inc (“BSIG or BrightSphere”), along with any other non-resident officer, director, manager or immediate family member of an Access Person, who is subject to another Code of Ethics that complies with Rule 204A-1 under the Advisers Act and whose Code has been reviewed and approved by Acadian’s Chief Compliance Officer, or who does not have access to Acadian’s internal research and trading databases, shall be exempt from the requirements imposed by this Code.

B.  Reportable Investment Accounts

Each Access Person must report any accounts in which he or she has a direct or indirect beneficial interest in which a covered security is eligible for purchase or sale. Examples of reportable accounts typically include:

  individual and joint accounts including accounts established through your employment with Acadian such as a 401K and/or deferred compensation account accounts in the name of an immediate family member as defined in the Code accounts in the name of any individual subject to your financial support trust accounts
  estate accounts
  accounts where you have power of attorney or trading authority other types of accounts in which you have a present or future interest in the income, principal or right to obtain title to securities.

Exception: 529 plans that are not managed or offered by an affiliate are not considered a reportable account under the Code. Further, any transactions within such plans do not require pre-clearance or reporting on a holdings report.

1 An immediate family member is defined to include any relative by blood or marriage living in an Access Person’s household who is subject to the Access Person’s financial support or any other individual living in the household subject to the Access Person’s financial support (spouse, minor children, a domestic partner etc.).

C.  Securities Covered by the Code

For purposes of the Code and our reporting requirements, the term “covered security” will include the following:

  any stock or corporate bond;
  ETFs
  Depositary Receipts (e.g., ADRs, EDRs and GDRs);
  municipal, Government Sponsored Entities (GSE) and agency bonds;
  investment or futures contracts with the exception of currency;
  commodity futures;
  options or warrants to purchase or sell securities;
  limited partnerships meeting the SEC’s definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);
  UITs, foreign (offshore) mutual funds, and closed-end investment companies;
  shares of open-end mutual funds, UCITS funds, and CITS that are advised or sub- advised by Acadian 2
; and

  private investment funds (including Acadian managed commingled funds), hedge funds, and investment clubs.

  Additional types of securities may be added at the discretion of the Compliance Group as new types of securities are offered and traded in the market and/or Acadian’s business changes.

  However, the following are excluded:

    direct obligations of the U.S. government;
    bankers’ acceptances, bank certificates of deposit, commercial paper, and high- quality short-term debt obligations, including repurchase agreements;
    shares issued by money market funds (domiciled inside or outside the United States); and
    shares of open-end mutual funds that are not advised or sub-advised by Acadian or one of Acadian’s affiliates, including all companies under the BrightSphere ownership umbrellas.
    529 plans that are not managed or offered by an affiliate.

  Cryptocurrencies:

  Initial coin offerings (“ICOs”) are securities under current SEC rules. As such, you are required to seek pre-approval for investments in ICOs, report the accounts you open to hold ICOs, and report transactions in ICOs (e.g. same as if you were buying an equity IPO). ICOs are subject to the 60-day hold requirements. Bitcoin ETFs would be subject to the same requirements.

  Bitcoin, bitcoin cash and bitcoin futures are NOT securities under current SEC regulations and therefore “trading” in such cryptocurrencies are not reportable under the Code at this time.

  D.  Blackout Periods and Restrictions.

  Access Persons will be permitted to trade subject to the following conditions:

  2 A transaction in fund advised or sub-advised by Acadian is subject to pre-clearance requirements unless the transaction is occurring in Acadian’s 401K or deferred compensation plans. However, all holdings in such funds, including those owned in your 401K and deferred compensation accounts, must be reported on your year-end holdings report.

  (1)  No personal trades will be permitted in any individual security on the same day that Acadian trades that security or a similar line of the same security on behalf of any client.

  For purposes of clarity, this applies to any individual stock, bond, ETF, Depositary Receipt, and to any individual security underlying any Depositary Receipt or a different class of the security (option as an example) being traded. For example, the purchase of an ADR would not be permitted if we were trading in the underlying security and vice versa.

  Acadian’s Compliance Group may allow exceptions to this “blackout” policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running, conflicts of interest, or client detriment, are not present and the equity of the situation strongly supports an exemption.

  (2)  Short-Term Trading Restriction.

  Access Persons are reminded that they are specifically prohibited from engaging in any form of market timing or short-term trading in funds advised or sub-advised by Acadian or in any other covered security.

  For any transaction requiring preclearance, Acadian has adopted a sixty (60) day hold requirement in an effort to avoid conflicts of interests and to ensure that the interests of our clients are placed first. This requirement is intended to deter front running, market manipulation and the potential misuse of Acadian internal resources.

  Acadian’s Compliance Group may allow exceptions to this short-term trading restriction on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption.

  Unless an exception is granted by the Compliance Group, no Access Person may execute opposing trades (buy/sell, sell/buy) in a covered security within sixty (60) calendar days. Trades made in violation of this prohibition may be subject to being unwound or any profit realized may be subject to disgorgement to a charity or to a client if appropriate at the discretion of the Compliance Group.

  An Access Person wishing to execute a short-term trade must request an exception when entering the pre-clearance request.

  E.  BrightSphere Stock

  For Clients:

  Acadian is restricted from purchasing or recommending the purchase or sale of BrightSphere stock (“BSIG”) on behalf of our clients.

  For Access Persons:

  Acadian Access Persons, Supervised Persons, or their immediate family members may invest in BSIG. To reduce the risk that such investment might be found to have resulted from insider trading or another violation of securities laws, BrightSphere has established a policy setting forth when trading in BSIG is not permitted or appropriate. This Policy applies to all Acadian Access Persons, Supervised Persons, or their immediate family members.

  Mandatory Requirements/Prohibitions of BrightSphere’s policy:

    Prohibits trading in BSIG when in possession of material, nonpublic information (“MNPI”).
    Prohibits communicating MNPI to any third-party unless for legitimate purposes.
    Prohibits engaging in any transaction involving BSIG during a blackout period. Blackout periods will be communicated to Acadian compliance.
    Prohibits engaging in short sales of BSIG or trading in naked options.
    Requires obtaining pre-clearance from BSIG prior to trading in any BSIG security.

  Please send your pre-clearance request to Acadian compliance and we will facilitate on your behalf with BSIG.

  F.  Securities Transactions requiring Pre-clearance

  With limited exceptions noted in section G below, discretionary transactions executed by an Access Person in the following covered securities must be “pre-cleared” with the Compliance Group in accordance with the procedures outlined herein prior to execution:

    any stock or corporate bond;
    ETFs comprised of less than 25 covered securities as defined in the Code;
    Depositary Receipts (e.g. ADRs, EDRs and GDRs);
    investment or futures contracts with the exception of currency;
    options or warrants to purchase or sell a covered security as defined by the Code;
    limited partnerships meeting the SEC’s definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);
    UITs, foreign mutual funds, and closed-end investment companies;
    shares of open-end mutual funds, UCITS fund, and CITS that are advised or sub- advised by Acadian (unless in the Acadian 401K or deferred compensation plan), private investment funds (including Acadian managed commingled funds), hedge funds, and investment clubs.

  Additional types of securities may be added to the pre-clearance requirements at the discretion of the Compliance Group as new types of securities are offered and traded in the market and/or Acadian’s business changes.

  Initial Public Offerings Acadian as a firm typically does not participate in initial public offerings (IPO). Access Persons must pre-clear for their personal accounts purchases of any securities in an IPO. Such pre-clearance is required even if the purchase is made on behalf of the Access Person by a broker or investment adviser without the Access Person’s influence or control in a fully discretionary managed account. Acadian will maintain a written record of any decision, and the reasons supporting the decision, to approve the personal acquisition of an IPO for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval, Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm’s brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients.

  Limited or Private Offerings Access Persons must pre-clear for their personal accounts purchases or sales of any securities in limited or private offerings (commonly referred to as private placements). Such pre-clearance is required even if the transaction is made on behalf of the Access Person by a broker or investment adviser without the Access Person’s influence or control in a fully discretionary managed account. Acadian will maintain a record of any decision, and the reasons supporting the decision to approve the personal acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval, Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm’s brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Access Persons are permitted to invest in private offerings offered and/or managed by Acadian provided they meet the investment qualifications of the particular investment.

  Investment accounts established through your employment with Acadian, including your 401K account and any deferred compensation account, are reportable accounts but are exempt from the requirements to pre-clear trades. Notwithstanding, if any of the holdings in these accounts are in “affiliated” funds you must report any holdings on your year-end holdings report. For example, this would include the required reporting of any affiliate-managed fund in the deferred compensation plan as well as in the 401K plan.

  G.  Exceptions specific to certain account and transaction types:

  1.  Other than transactions in Initial Public Offerings or Limited or Private Offerings as described above, transactions occurring within investment accounts in which the Access Person had no direct or indirect influence or control over the transactions do not require pre-clearance, are not subject to blackout or holding period restrictions, and do not require reporting on holding reports provided the following conditions are met:

    The account is disclosed to a compliance officer before trading commences and the compliance officer is provided with necessary documentation to confirm that the Access Person will not have direct or indirect influence over transactions in the account; and

    The Access Person and/or the investment manager for the account provides written confirmation periodically at the request of a compliance officer that the Access Person did not have any direct or indirect influence on any of the transactions executed in the account.

  Examples of such accounts include accounts where the Access Person has granted to a broker, dealer, trust officer or other third-party non-Access Person full discretion to execute transactions on behalf of the Access Person without consultation or Access Person input or direction (an example would be Managed Accounts and the party directing the transaction has utilized such discretion).

  2.  Transactions occurring within a reported investment account that are part of an automatic dividend reinvestment plan, or a pre-established dollar cost averaging type contribution plan do not require pre-clearance, are not subject to blackout or holding period restrictions, and do not require reporting on holding reports.

  3.  The following transactions in covered securities within a reported investment account are exempt from the Code’s pre-clearance, blackout and short-term trading requirements but must be disclosed on year-end holding reports:

  a. purchases or sales that are involuntary on the part of the Access Person

  b. purchases or sales within Acadian’s 401k or deferred compensation plans

  c. purchases or sales effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of our securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

  d. purchases or sales of currencies and interest rate instruments or futures or options on them

  e. purchases or sales of municipal, Government Sponsored Entities (GSE) and agency bond

  f. purchases or sales of commodity futures or commodity future ETFs

  g. purchase or sales of non-affiliated broad index ETFs (defined as having minimum of 25 covered securities as defined by the Code)

  Part 3. Standards of Business Conduct

  The Code sets forth standards of business conduct that we require of our Access Persons. Access Persons should maintain the highest ethical standards in carrying out Acadian’s business activities. Acadian’s reputation is one of our most important assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth Acadian’s business conduct standards.

  A.  Compliance with Laws and Regulations

  Each Access Person must comply with all laws and regulations applicable to our business, including all securities laws, and all firm policies and procedures including, but not limited to, those found in this Code of Ethics, the Compliance Manual, the IT Security Policy, and the Employee Handbook. Access Persons are not permitted to:

  a.   engage in any act, practice, or course of conduct that operates or would operate as a fraud, deceit, or manipulative practice upon any person;

  b.   make false or misleading statements, spread rumors, or fail to disclose material facts;

  c.   engage in any manipulative practice with respect to securities, including price or market manipulation; or

  d.   utilize or transmit to others “inside” information as more fully described herein.

  B.  Conflicts of Interest

  As a fiduciary, Acadian has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of our clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest, including those between personal and Acadian related activities, and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Client specific conflicts are reviewed and addressed directly with the individual client. We conduct an ongoing review for actual and potential conflicts that may be systemic to Acadian and our processes. We disclose these conflicts as part of our Compliance Manual, which is typically updated annually, as well as in Form ADV, Part 2A, which is updated and delivered annually to each client. Examples of certain conflicts related to the Code include:

  1.  Conflicts among Client Interests. Conflicts of interest may arise where Acadian or our Access Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Access Persons have made material personal investments, or accounts of close friends or relatives of Access Persons, etc.). Access Persons are prohibited from engaging in inappropriate favoritism of one client over another client.

  2.  Competing with Client Trades. As referenced in the section on Personal Transactions, an Access Person is prohibited from engaging in any securities transactions on the day Acadian trades in the security on behalf of a client and any other transaction that would result in a material negative impact to a client.

  3.  Disclosure of Personal Interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having first disclosed to the Compliance Group any material beneficial ownership, business or personal relationship, Board membership, or other material interest in the issuer. A member of the Compliance Group will analyze the conflict and determine the appropriate course of action including potential recusal of the Access Person from the decision of the placement of the security at issue on a no-buy list.

  4.  Referrals/Brokerage. Access Persons are required to act in the best interests of our clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Access Persons will strictly adhere to Acadian’s policies and procedures regarding brokerage allocation, best execution, soft dollars and other related policies. Access Persons should refrain from undertaking personal investment transactions with the same individual employee at a broker-dealer firm with whom Acadian conducts business for our clients.

  5.  Vendors and Suppliers. Each Access Person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of Acadian. Access Persons with such interests are prohibited from negotiating or making decisions regarding Acadian’s business with those companies.

  C. Market Manipulation

  Access Persons are prohibited from making any statements or taking any action intended to manipulate the price of a security or the market for a security. Manipulative conduct includes the creation or spreading of false rumors or other information intended to influence the price of a security. Access Persons are advised to ensure any statement that they may make in a public forum is true, accurate, and not misleading. This includes any statements that you may make independent of your employment with Acadian or beyond your authority as an Access Person, including via any personal blogs, websites or chat rooms.

  Acadian only permits employees to use Acadian approved electronic communication systems to send and receive external correspondence related to your role at Acadian. This includes, but it not limited to, sales and investment related correspondence. Acadian employees shall have no expectation of privacy in the content or attachments of any electronic communication sent or received through any approved electronic communication systems including, but not limited to, the Acadian email system, Bloomberg Email and Instant Messaging systems, Teams, and for those who have been pre-approved by the Compliance team, LinkedIn.

  The use of personal address email, text, instant messaging other than Bloomberg, or the use of personal social media sites such as Facebook, Twitter, Whats App, and LinkedIn to conduct Acadian related business or to solicit prospects or clients is prohibited unless preapproved in writing by a compliance officer.

  D. Insider Trading and Regulation FD

  As a general rule, it is against the law to buy or sell any securities while in possession of material, non-public information relevant to that security (sometimes called “inside information”), or to communicate such information to others who trade on the basis of such information (commonly known as “tipping”). Information is “material” as to a security if a reasonable investor would consider the information significant in deciding whether to buy, hold or sell the security, i.e., any information that might affect the price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business.

  Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material non-public information and from communicating material non-public information to others in violation of the law. This specifically includes personally trading or informing others of the securities held in a client portfolio or transactions contemplated on behalf of any client.

  Insider Trading - Material Non-Public Information.

  The term “material non-public information” relates not only to issuers but may also include Acadian’s AUM, internal information, securities recommendations and client securities holdings and transactions. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

  Generally, this is information the disclosure of which will have a substantial effect on the price of a company’s securities. Examples of events or developments that should be presumed to be “material” with respect to Acadian’s activities that should not be discussed outside Acadian and should only be discussed internally with those with a need to know include:

    knowledge of a trend in revenues, earnings, or assets under management not yet fully disclosed to the public;
    acquisition, material loss, or regulatory action;
    material change in the number of clients;
    significant legal exposure due to actual, pending or threatened litigation;
    a purchase or sale of substantial assets;
    changes in senior management or other major personnel changes; and
    changes in our auditors or a notification from its auditors that we may no longer rely on the auditor’s audit report.

  These examples are illustrative only; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. Information is “non-public” as to a security until it has been effectively communicated to the marketplace through a press release or other appropriate news media and enough time has elapsed to permit the investment market to absorb and evaluate the information. In many cases, this process may require the passage of several trading days after any initial disclosure. If there can be any doubt whatsoever as to whether information has been effectively communicated to the marketplace, such information should be considered non-public until such time as there is no doubt. You should direct any questions about whether information is material to the Compliance Group.

  BSIG and Nonpublic Acadian Information

  As the sole remaining affiliate of BSIG, certain information specific to Acadian’s business activities could be deemed by investors to be material nonpublic information (“MNPI”) of BSIG.

  Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or it could reasonably be expected to have a substantial effect on the price of BSIG’s securities.

  “Nonpublic” information is information that has not been previously disclosed to the general public by means of a press release, SEC filing or other media for broad public access. Disclosure to even a large group of analysts or stockholders does not constitute disclosure to the public.

  Of specific potential concern to BSIG is the public release (both in writing or verbally) of Acadian’s firm wide AUM and firm wide cash flows prior to their public release by BSIG. As a result, the following policies and procedures have been implemented:

    Acadian’s firm wide AUM will only be made available for external dissemination following its release as part of BSIG’s quarterly public filings. The most recent publicly available AUM will be used in all external materials and staled until BSIG publicly releases the following quarterly AUM information. That new number will then be staled thereafter until the next BSIG public filing.

    Firm wide cash flows will also be staled as of the most recent public filing and remain staled at that date in all external materials until the BSIG publicly releases the next quarter end cash flow numbers.

    We will no longer publicly release AUM and cash flow information for specific individual strategies in any manner that in the aggregate would result in the release of more than 50% of firm wide AUM and cash flow amounts. Any AUM and cash flow numbers that can be aggregated to the firm wide AUM and cash flows must be staled to reflect the most recent publicly available information.

  Please note, these changes impact the dissemination of firm wide information; we are still able to provide more current month end AUM and cash flow information for individual strategies, as we currently do in many external materials, as long as what is provided cannot be aggregated to the firm wide level.

  The above applies to both written and verbal communication. Any information that cannot be provided in external written content also cannot be shared verbally with any external party until the public filing has been made.

  BSIG has agreed that an exception can be made to the above policy changes for clients, prospects, and consultants that execute with Acadian an MNPI acknowledgement. The content of this MNPI acknowledgment is non-negotiable. Once executed by an authorized representative of the entity wishing to receive the more current information, we will be able to provide that entity, going forward, with month end information, with a 7-business day lag. This MNPI acknowledgement will be tracked in Conga and owned by the Compliance team.

  While it is not practical to compile an exhaustive list, other information concerning any of the following items specific to Acadian or BSIG should be reviewed carefully to determine whether such information is, or is not, also MNPI:

    Earnings, including whether BSIG will or will not meet expectations;
    Material changes in Acadian assets under management;
    Material changes in the number of clients;
    Mergers, acquisitions, tender offers, joint ventures, or changes in assets under management;
    Acquisition or loss of an important client or contract;
    Changes in senior management;
    Changes in compensation policy;
    A change in auditors or auditor notification that Acadian or BSIG may no longer rely on an audit report;
    A change in an auditor’s opinion with respect to Acadian’s or BSIG’s financial statements;
    The issuance by the auditors of a going concern qualification;
    Financings and other events regarding BSIG’s securities (e.g., defaults on debt securities, calls of securities for redemption, repurchase plans, stock splits, public or private sales of additional securities);
    Transactions with directors, officers or principal security holders;
    Regulatory approvals or changes in regulations and any analysis of how they affect BSIG; and
    Significant litigation.

  Insider Trading - Penalties

  Both the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”) are very effective at detecting and pursuing insider trading cases and they have aggressively prosecuted insider traders and tippers. Any person who engages in insider trading or tipping can face a substantial jail term (up to 20 years), civil penalties of up to three times the profit gained (or loss avoided) by that person and/or his or her “tippee,” and criminal fines of up to $5,000,000. In addition, if it is found that the Company failed to take appropriate steps to prevent insider trading, the Company may be subject to significant criminal fines and civil penalties of up to $1,000,000 or, if greater, three times the profit gained (or loss avoided) as a result of the insider trading.

  You may also be sued by those seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, Acadian views seriously any violation of our insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal and reporting to legal and regulatory authorities.

  Before executing any trade for yourself or others, including clients, an Access Person must determine whether he or she has access to material non-public information.

  If you think that you might have access to material non-public information, you should take the following steps:

  1.  report the information and proposed trade immediately to the Chief Compliance Officer.

  2.  do not purchase or sell the securities on behalf of yourself or others, including clients.

  3.  do not communicate the information inside or outside Acadian, other than to the Chief Compliance Officer or his designee.

  Regulation FD

  As an affiliate of BrightSphere Investment Group Inc. (“BSIG”), a publicly traded company, Acadian is committed to fair disclosure of information related to Acadian or BSIG that could influence the value of BSIG’s securities and will not act to advantage any particular analyst or investor, consistent with the United States Securities and Exchange Commission’s (the “SEC’s”) Fair Disclosure Regulation (“Regulation FD”).

  BSIG will continue to provide current and potential investors with information reasonably required to make an informed decision on whether to invest in BSIG’s securities, as required by law or as determined appropriate by BSIG management.

  Acadian prohibits Access Persons from making any disclosure of material nonpublic information about Acadian or BSIG to anyone outside Acadian (other than for business purposes to persons who first are obliged to maintain confidentiality with respect to such information) unless BSIG discloses it to the public at the same time in a manner consistent with Regulation FD. Examples of activities subject to this policy include:

    Quarterly earnings releases and related conference calls;
    Providing guidance as to BSIG’s financial performance or results;
    Contact with financial analysts covering BSIG;
    Reviewing analyst reports and similar materials;
    Referring to or distributing analyst reports regarding BSIG;
    Analyst and investor visits;
    Speeches, interviews, seminars and conferences;
    Responding to market rumors;
    Responding to media inquiries regarding financial or other material events; and
    Postings on Acadian’s or BSIG’s website.

  E.  Gifts and Entertainment

  1.  General Statement

  A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Acadian and our clients. Access Persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision- making or make them feel beholden to a person or firm. Access Persons are expressly prohibited from letting gifts, gratuities or entertainment influence their selection of any broker, dealer or vendor for Acadian business. Similarly, Access Persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Acadian or the Access Person.

  Supervisors of specific business units have the discretion to set more restrictive entertainment and gift policies than those in this Code that individuals subject to their supervision must comply with.

  2.  Gifts

  a. Receipt - No Access Person may receive gifts totaling more than de minimis value ($100 per calendar year) from any person or entity that does investment related business with or on behalf of Acadian. For example, regardless of the number of employees at XYZ broker who provide a gift, the aggregate value of the gifts that can be accepted by an Access Person from all individuals associated with XYZ broker is $100. Promotional items containing the name and/or logo of the provider shall not be considered a gift provided its estimated value is under $100.

  Access Persons are expressly prohibited from soliciting any gift related to our investment activities.

  b. Offer – No Access Person may give or offer any gift of more than de minimis value ($100 per year) to existing clients or prospective clients. Access Persons may not give gifts if the intent is to retain or gain investment related business. In certain countries in which we may conduct business, the offer of a gift may be a cultural norm. In such cases, it may be permissible to exceed the de minimis value provided the gift is reasonable in value and has been approved by a Senior Manager.

  Gifts to ERISA, Taft-Hartley, and Public Plan Clients and Prospects

  Regulations relating to the investment management of ERISA, state or municipal pension funds, and Taft-Hartley clients often severely restrict or prohibit the offer of gifts of any value to their representatives. The Compliance Group should be consulted prior to providing any type of gift of any value to such clients or prospects as restrictions vary and many require detailed reporting be provided of such activity both by Acadian as provider and by the recipient. It is also advisable as a best practice to consult with the intended recipient before making such an offer as the offer of a gift alone, without actually providing the gift, could be a violation.

  3.  Cash - No Access Person may give or accept cash gifts or cash equivalents to or from a client or prospective client or any other entity that conducts investment related business with or on behalf of Acadian.

  4.  Entertainment -

  Providing Entertainment: No Access Person may provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do investment related business with or on behalf of Acadian. Access Persons may occasionally provide business entertainment events, at a venue where business is typically discussed, such as dinner or a sporting event, of reasonable value, provided that the Access Person is present.

  Accepting Entertainment: The firm recognizes that Access Person participation in entertainment provided by those with whom we conduct investment related business may be beneficial and further legitimate business interests. However, the acceptance of extravagant or excessive entertainment from a client, prospective client, or any person or entity that does or seeks to do investment related business with Acadian is not permitted.

  Access Persons are permitted to attend occasional business meals, at a venue where business is typically discussed, of reasonable value, provided that the person or a representative of the organization providing the meal is present.

  Access Persons are also permitted to attend other entertainment events, such as sporting events, subject to the following conditions:

  1.  A representative of the hosting organization must be present;

  2.  The primary purpose of the invitation must be to discuss business or to build a business relationship; and

  3.  You must receive prior written approval from your supervisor regardless of the value of the entertainment being provided.

  Access Persons are expressly prohibited from soliciting any entertainment related to our investment activities.

  Entertainment to ERISA, Taft-Hartley and Public Plan Clients and Prospects

  Regulations relating to the investment management of ERISA, state or municipal pension funds, and Taft-Hartley clients often severely restrict or prohibit the offer of entertainment of any value (Including coffee, meals, drinks etc.) to their representatives. The Compliance Group should be consulted prior to providing any type of entertainment of any value to such clients or prospects as restrictions vary and many require detailed reporting be provided of such activity both by Acadian as provider and by the recipient. It is also advisable as a best practice to consult with the intended recipient before making such an offer as the offer of entertainment alone, without actually providing the entertainment, could be a violation.

  5.  Detailed Expense Reports Required for Gifts and Entertainment

  For all gifts and entertainment purchased for or provided to a client or prospect, make certain that the expense report submitted for reimbursement clearly discloses what was provided, the names of each individual recipient, and the organization that each recipient represented. Appropriate supporting receipts must be provided. Certain ERISA, public plan clients, and Taft-Hartley plan clients require that we provide detailed gift and entertainment reports related to their representatives.

  6.  Conferences – Access Person attendance at all third-party sponsored industry conferences is subject to supervisor approval. If the conference involves potential clients, prospects, or consultants, and Acadian’s attendance at the conference will be paid for by the host or a third party (including conference fee, travel and lodging as examples), this should be disclosed prior to attendance to the Compliance Group. The Compliance Group will review, among other factors, the purpose of the conference, the conference agenda, and the proposed costs that will be paid or reimbursed by the third party. With the exception of the need to obtain prior supervisor approval, the above guidance does not apply to BrightSphere sponsored and hosted conferences.

  It is against Acadian policy to sponsor or pay to attend any conference where our payment is a primary consideration of whether we will be awarded business from any client or prospective client who may be in attendance.

  7.  Quarterly Reporting – Acadian will require all Access Persons to report any gifts or entertainment received on a quarterly basis. Gifts and entertainment provided will be monitored through the periodic review of expense reports.

  F.  Political Contributions and Compliance with the Pay-to-Play Rule Requirements

  Acadian as a firm is prohibited from making political contributions. Political contributions requested by a client or prospect will be prohibited as these may be deemed as an attempt to retain or win business. Employees, contractors, or consultants of Acadian’s non-U.S. affiliated offices are prohibited from donating to any candidate in a U.S. election. As such, the requirements in this section are not applicable to these individuals.

  Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers that provide advisory services to a state or local government entity or to an investment pool in which a state or local governmental entity invests.

  There are three key elements of the Rule:

  (i)  a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made,

  (ii)  a prohibition on soliciting contributions and payments, and

  (iii)  a prohibition from paying third parties for soliciting government clients.

  For purposes of the Code and the Rule, an “official” is any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

  A “government entity” includes all state and local governments, their agents, and instrumentalities, as well as all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans. These entities are typically pension plans that are separate legal entities from state and local governments, but have elected officials as board members.

  To ensure Acadian complies with the Rule, all Acadian Access Persons will be required to adhere to the following procedures:

  1.  Submit a written pre-approval form to the Compliance Group and receive compliance approval prior to making any political contribution to an “official” (includes incumbents, candidates, and committees as defined above) of a “government entity”, regardless of contribution amount.

  2.  Submit quarter–end and year-end reports of all political contributions made to any official of a government entity.

  3.  A prohibition from directly or indirectly soliciting political contributions on behalf of any official of a government entity if such individual can directly or indirectly influence the investment advisory business or from soliciting payments to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity. Pursuant to this provision, Access Persons are prohibited from:

    indirectly making political contributions to politicians through, for example, spouses, lawyers or affiliated companies;
    “bundling” a large number of small contributions to influence an election in the state or locality in which the Investment Adviser is seeking business;
    soliciting contributions from professional service providers;
    consenting to the use of Acadian’s name on fundraising literature for a candidate; and
    sponsoring a meeting or conference which features an official as an attendee or guest speaker and which involves fundraising for the official (and, in this case, expenses incurred by the Access Person for hosting the event (such as the cost of the facility or refreshments, or reimbursement of any of the official’s expenses for the event) would be a contribution by the Investment Adviser, thereby triggering the two-year “time-out” provisions of the Rule).

  4.  A prohibition on paying any non-regulated third party for soliciting advisory business from U.S. based government clients on our behalf.

  Failure of each Access Person to adhere to the requirements of the Rule could result in Acadian being prohibited from receiving compensation from a government entity for a period of two-years from the date of the contribution.

  G.  Anti-Bribery and Corruption Policy and risks related to employee acts including political contributions and gifts/entertainment

  The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits corrupt payments to foreign officials for the purpose of obtaining or keeping business. The person making or authorizing the payment must have a corrupt intent, and the payment must be intended to induce the recipient to misuse his official position to direct business wrongfully to the payer or to any other person. You should note that the FCPA does not require that a corrupt act succeed in its purpose. The offer or promise of a corrupt payment can constitute a violation of the statute. The FCPA prohibits any corrupt payment intended to influence any act or decision of a foreign official in his or her official capacity, to induce the official to do or omit to do any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce a foreign official to use his or her influence improperly to affect or influence any act or decision. The FCPA prohibits paying, offering, promising to pay (or authorizing to pay or offer) money or anything of value. The prohibition extends only to corrupt payments to a foreign official, a foreign political party or party official, or any candidate for foreign political office. A "foreign official" means any officer or employee of a foreign government, a public international organization, or any department or agency thereof, or any person acting in an official capacity.

  Obligations imposed on Access Persons go further than compliance with the FCPA. Bribery and corrupt business practices create unfair markets, erode public trust and stifle long-term economic development and are contrary to Acadian’s values. Bribery or corruption in any manner or for any purpose or benefit will not be tolerated and any such action by an Access Person or the firm is strictly prohibited. Access Persons must be committed to ethical and legal business conduct and must:

    Act legally and with integrity at all times to safeguard its staff members, resources, tangible and intangible assets, and our reputation;
    Create and maintain a trust-based and inclusive internal culture in which bribery and corruption are not tolerated;
    Conduct all business relationships in an ethical and lawful manner; and
    Cooperate fully with law enforcement and regulators locally within the bounds of local legislation.

  Access Persons who deliberately breach the policy will be subject to disciplinary action, potentially leading to dismissal.

  Access Persons are expected to act legally, ethically, and with integrity at all times to safeguard our employees, resources, assets and reputation. Access Persons must closely adhere to the gift and entertainment and the political contributions policies and procedures described herein.

  Any suspicions of bribery or corruption should be reported in accordance with the Whistleblowing policy set out in this Code. Acadian and all Access Persons are expected to cooperate fully with any law enforcement or regulatory inquiry into any bribery or corruption allegation.

  H.  Charitable Contributions

  Although Acadian encourages our Access Persons to be charitable, no donations should be made or should appear to have been made for the purpose of obtaining or retaining client business. No donations should be made in the name of any client if such a donation would result in a violation of the client’s ethical requirements. This is typically the case with state and municipal clients.

  Any request from a client or prospect for a charitable donation should be brought to the attention of a Compliance Officer. Any charitable donation made in response to a client or prospect request should be nominal as not to appear to have been made to obtain or retain the business and should be done in accordance with Acadian’s charitable giving policies.

  I.  Confidentiality

  Access Persons have the highest fiduciary obligation to protect and keep confidential at all times sensitive non-public information related to our clients, prospects, Access Persons, and the firm. Please also refer to your obligations to protect information from disclosure under Insider Trading and Regulation FD sections of this Code. This information may include, but is not limited to, the following:

  a.         any prospect or client’s identity (unless the client consents), any information regarding a client’s financial circumstances, business practices, or advice furnished to a client by Acadian;

  b.         information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

  c.         specific information on Acadian’s investments for clients (including former clients) and prospective clients and account transactions and holdings;

  d.         information on other Access Persons, including their social security numbers, financial account information and account numbers, compensation, benefits, position level and performance rating; and

  e.         information on Acadian’s firm wide assets under management and cash flows, business activities, including new services, products, research, technologies, investment process, and business initiatives, unless disclosure has been authorized by Acadian.

  Access Persons should not access information on any client, prospect, consultant, or employee that is not required to perform their specific job functions. Access Persons should not discuss or release any non-public information that they may be authorized to access and view to any internal party or external party unless that party has a compelling business need to receive the information.

  Access Persons should be sensitive to the problem of inadvertent or accidental disclosure, through careless conversation in a public place or the failure to safeguard papers and documents. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Any confidential information that must be transmitted over email or via the internet should also be protected in accordance with Acadian’s IT Security Policy.

  J.  Service on a Board of Directors

  Prior to accepting a position as an officer, director, trustee, partner, or Controlling person in any other company or business venture not related to Acadian, or as a member of an investment organization (e.g., an investment club), Access Persons must disclose the position to the Compliance Group.

  While the prior disclosure of Board membership or service on a charitable/non-profit organization is generally not required, disclosure and pre-approval would be required if your service involved participation on the finance, treasury, or investment committees or their functional roles or equivalents. Acadian may place specific restrictions on such service.

  Each Board position should also be disclosed to the Compliance Group at least annually. Notice of such positions may be given to a compliance officer of any Fund advised or sub-advised by the Company.

  As a firm policy, Acadian will restrict from our potential investment universe, and will not invest in or recommend client investment in, any publicly traded company for which an Access Person serves as a Board member.

  k.  Partnerships

  Any non-Acadian related non-investment partnership or similar arrangement, either participated in or formulated by an Access Person, should be disclosed to the Compliance Group prior to formation, or if already in existence at the time of employment, as part of New Hire reporting. Any such partnership interest should also be disclosed to the Compliance Group at least annually. Investment partnerships such as participating as a passive “partner” in a hedge fund would require pre-clearance and reporting on holdings reports.

  L.  Other Outside Activities

  Access Persons may not engage in outside business interests or employment that could in any way materially conflict with the proper performance of their duties as Access Persons of Acadian. All Access Persons should inform their Department Supervisor and Human Resources prior to accepting any employment outside of Acadian if it had the potential of impacting or conflicting with their responsibilities to Acadian. Supervisors will involve the Compliance Group as needed.

  M.  Marketing and Promotional Activities

  Acadian has instituted policies and procedures relating to our creation and distribution of marketing, performance, advertising, and promotional materials to ensure compliance with relevant securities laws and GIPs. All oral and written statements made by Access Persons to the public, regardless of format or audience, must be professional, accurate, balanced and not misleading in any way.

  N.  Affiliated Broker-Dealers

  Certain employees of Acadian are affiliated with a third-party limited-purpose broker-dealer related to the offer and sale of funds. Acadian will not utilize the services of this broker-dealer to trade for the accounts of any firm client. Acadian will also abide by any restrictions imposed by a client regarding the use of any specific broker-dealer including those that may be an affiliate of a client.

  Part 4. Compliance Procedures

  Access Persons are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein, submitted through the MCO system, or created under this Code will be treated as confidential to the extent possible.

  Access Persons should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to their supervisors, to senior management, to BrightSphere, to compliance personnel and the Board of Directors of any registered investment company client, to outside counsel, and/or to regulatory authorities upon appropriate request. To the extent possible, efforts will be made to preserve the confidentiality of any personal information contained on any such report prior to providing is to the requesting party.

  A.  Reporting of Access Person Investment Accounts

  All Access Persons are required to notify the Compliance Group in writing of any investment account in which he or she has direct or indirect beneficial interest in which a security can be purchased.

  B.  Duplicate Statements

  Acadian’s Compliance Group, in its discretion, will determine if the receipt of duplicate investment account statements for any Access Person’s investment account will further enhance the Compliance Group’s ability to oversee and enforce the Code. Such statements will typically not be required if the investment firm issuing such statements has an agreement in place with MCO to directly feed employee transaction information into MCO for our access.

  If Acadian's Compliance Group determines a feed from MCO is not available for a specific brokerage account, the employee will be responsible for providing duplicate copies of the statements to Acadian’s Compliance Group. Statements can be provided via mail (Acadian’s Compliance Group can provide mailing address) or by uploading statements to their quarterly disclosure reporting in MCO.

  The purpose of receiving “duplicates” is to independently confirm Code compliance, especially as it relates to compliance with pre-clearance of trades, the blackout period, and reporting.

  Duplicate investment account statements will typically be requested directly from the broker or adviser for any Access Person investment accounts where the Access Person exercises investment discretion over the account and has the ability to trade in covered securities including individual stocks, Acadian or affiliated managed funds, or other types of covered securities that may conflict with the type of investments Acadian makes for our clients.

  Duplicate investment account statements are typically not requested or received from the following types of accounts:

    accounts in which individual stocks, bonds, Depository Receipts, ETFs, and Acadian advised or sub-advised mutual funds cannot be purchased or sold;
    accounts where the Access Person has no direct or indirect influence or control over transactions in the account; and
    Acadian’s 401k and deferred compensation plan accounts.

  C.  Pre-clearance of Personal Securities Transactions

  All Access Persons must strictly comply with Acadian’s policies and procedures regarding personal securities transactions in covered securities including requesting pre-clearance before trading in a covered security.

  Pre-clearance approval is typically only effective on the day granted.

  Pre-clearance requests, once granted, are only effective until the close of the market on which the “cleared” security trades. If the trade is not executed before market close on the day the pre-clearance was requested and granted, then the request would need to be re-submitted the following day. For example, pre-clearance requests granted on Monday in the U.S. for a security trading in the U.S. are effective until the close of U.S. markets that Monday.

  One exception relates to the pre-clearance of a security trading on a foreign exchange. A request to trade a security trading on a foreign exchange made after close of the exchange but prior to the reopen of the exchange for the next trading day would be approved until the close of that foreign exchange on the next trading day.

  No one, including the Chief Compliance Officer, is authorized to approve his or her own trades.

  D.  Pre-Approval of Political Contributions

  Access Persons must submit a pre-approval request to a member of the Compliance Group and receive compliance approval prior to making any political contribution to any “official” of a “government entity” regardless of contribution amount. Please refer to the Political Contributions section of the Code for the definition of official, government entity, and additional details.

  E.  Quarterly Reporting through MCO

  1.  Transactions

  Within thirty (30) calendar days of each quarter end (i.e. end of April, July, October, and January) all Access Persons must submit a quarterly report to the Compliance Group to report either no reportable trading activity or all transactions involving covered securities in reportable accounts in which they have direct or indirect Beneficial Ownership and the account in which the security was purchased or sold as well as duplicate statements associated with the quarter if an MCO feed is not available for employee brokerage accounts3

  .

  2.  Gifts and Entertainment

  Within thirty (30) calendar days of each quarter end (end of April, July, October, and January) all Access Persons must submit a quarterly report of any gifts or entertainment received from any person or organization doing or seeking to do investment related business with Acadian. A Supervisor approval is required when there is a reportable item. A report is required even if there is nothing to report but supervisor approval on such report is not required.

  3 Transactions in in covered securities in Acadian’s 401K plan and deferred compensation plan do not require quarterly reporting. Year-end holdings in these accounts must be reported.

  3.  Private Investments

  Within thirty (30) calendar days of each quarter end (end of April, July, October, and January) all Access Persons must submit a report to certify that they either have no private investments to report or attest to all pre-existing private investments including any that were acquired within the previous quarter.

  4.  Political Contributions

  Within thirty (30) calendar days of each quarter end (end of April, July, October, and January) all Access Persons must submit a quarterly report of any political contributions made to any official of a government entity as defined in the Code. A signed report is required even if there is nothing to report. Access Persons located in Acadian’s non-U.S. affiliated offices are prohibited from donating to any candidate in a U.S. election. As such, reporting requirements related to political contributions are not applicable to these individuals. Notwithstanding, each must comply with any reporting requirements that may be established specific to their office.

  5.  Communication Acknowledgment

  Within thirty (30) calendar days of each quarter end (end of April, July, October, and January) all Access Persons must submit a report to certify that they acknowledge and comply with firm policies related to approved methods of electronic communication.

  6.  MNPI Acknowledgment

  Within thirty (30) calendar days of each quarter end (end of April, July, October, and January) all Access Persons must submit a report to certify that they acknowledge and comply with firm policies and procedures related to material non-public information.

  F.  Annual Reporting through MCO

  By January 30th of each year, each Access Person must complete and submit a listing as of December 31 of the prior year of:

  (1)  each investment account in which they have a direct or indirect interest in which a security can be purchased;

  (2)  their investment holdings in covered securities (including a separate report for “private investments”) including security name, share amount, price per share and principal amount;

  (3)  a listing of all non-Acadian and non-investment related directorships or partnerships in which they are involved;

  (4)  a list of all political contributions made including candidate name, elected office, amount, and date;

  (5)  Any other reports requested by the Compliance Group specific to the Access Person;

  (6)  Affirmation acknowledging receipt of and compliance with the Code; and

  (7)  Affirmation acknowledging receipt of and compliance with the Compliance Manual.

  Your year-end investment holdings report must contain all holdings in covered securities in any covered accounts including those positions held in Acadian’s 401K plan, and deferred compensation plan. To be considered complete, these reports must contain the quantity and value of each reported holding as of December 31.

  On an annual basis, each Access Person will also be required to provide certification of their receipt of the Code of Ethics and an acknowledgement of their obligation to comply with its requirements.

  G.  New Hire Reporting through MCO

  New Access Persons are required to file the following attestations within ten (10) business days of their hire date:

  a.  Initial Affirmation acknowledging receipt of and compliance with the Code.

  b.  Initial Report of Reportable Investment Accounts along with a copy of the last issued holdings statement for each account.

  c.  Initial Report of Securities Holdings.

  d.  Access Person Partnership Involvement Relationship Report.

  e.  Access Person Report of Director/Relationship Involvement.

  f.  Access Person Report of Political Contributions for prior two years from hire date.

  g.  Communication Acknowledgment.

  h.  MNPI Acknowledgment.

  H.  Review and Enforcement of Personal Transaction Compliance and General Code Compliance

  The Compliance Group will periodically review personal securities transactions reports and other reports submitted by Access Persons. The review may include, but not limited to, the following:

  a.  An assessment of whether the Access Person followed the Code and any required internal procedures, such as pre-clearance, including the comparison of “Pre- clearance” submissions to any account statements that may have been received from brokers, advisers or other sources;

  b.  Comparison of personal trading to any blackout period;

  c.  An assessment of whether the Access Person and Acadian are trading in the same securities and, if so, whether clients are receiving terms as favorable as the Access Person;

  d.  Periodically analyzing the Access Person’s trading for patterns that may indicate potential compliance issues including front running, excessive or short-term trading or market timing; and

  e.  Any pattern of trading or activity raising the appearance that the Access Person may be taking advantage of their position at Acadian.

  Before any determination is made that a code violation has been committed by an Access Person, the Access Person will have the opportunity to supply additional explanatory material. If the Chief Compliance Officer initially determines that a material violation has occurred, he will prepare a written summary of the occurrence, together with all supporting information/documentation including any explanatory material provided by the Access Person, and present the situation to Access Person’s manager, the Compliance and Risk Committee, and, if the Chief Compliance Officer and Committee deem it necessary, to the Acadian Executive Management Team and Executive Committee, or the Board of Managers. Depending on the incident, BrightSphere may become involved as well as outside counsel for evaluation and recommendation for resolution.

  Acadian’s Chief Compliance Officer reports all Code violations and their resolution, regardless of materiality, to Acadian’s Compliance and Risk Committee at least quarterly. Further, if the Chief Compliance Officer and the Committee deem it necessary, a Code violation may also be reported to the Acadian Executive Management Team and Executive Committee, the Board of Managers, and the Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

  I.  Certification of Compliance

  1.  Initial Certification. Compliance with the Code is a condition of hire and ongoing employment at Acadian. Each Access Person is provided with a copy of the Code when hired and receives training on the Code from a Compliance Officer. Acadian requires all Access Persons to certify that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

  2.  Acknowledgement of Amendments. Acadian will provide Access Persons with any material amendments to our Code and Access Persons will submit an acknowledgement that they have received, read, and understood the amendments to the Code. Acadian and members of our compliance staff will make every attempt to bring important changes to the attention of Access Persons.

  3.  Annual Certification. All Access Persons and supervised persons are required annually to certify that they have received, read, understood, and complied with the Code.

  Part 5. Access Person Disclosures and Reporting Obligations

  Acadian has certain disclosure obligations to our clients and regulators. Each Access Person has an immediate and ongoing obligation to notify a Compliance Officer if any of the responses to the questions listed below are “yes” or become “yes” at any time.

  (1)  In the past ten years, have you:

  (a)  been convicted of or plead guilty to nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?

  (b)  been charged with any felony?

  (2)  In the past ten years, have you:

  (a)  been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

  (b)  been charged with a misdemeanor listed in 2(a)?

  3.  Has the SEC or the Commodity Futures trading Association (CFTC) ever:

  (a)  found you to have made a false statement or omission?

  (b)  found you to have been involved in a violation of SEC or CFTC regulations or statutes?

  (c)  found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

  (d)  entered an order against you in connection with investment related activity?

  (e)  imposed a civil money penalty on you or ordered you to cease and desist from any activity?

  4.  Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

  (a)  ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

  (b)  ever found you to have been involved in a violation of investment related regulations or statutes?

  (c)  ever found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

  (d)  in the past ten years, entered an order against you in connection with an investment related activity?

  (e)  ever denied, suspended, revoked or otherwise prevented you from associating with an investment related business?

  5.  Has any self-regulatory organization or commodities exchange ever:

  (a)  found you to have made a false statement or omission?

  (b)  found you to have been involved in a violation of its rules?

  (c)  found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

  (d)  disciplined you by barring or suspending you from association with other advisers or otherwise restricting your activities?

  6.  Has the authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

  7.  Are you the subject of any regulatory proceeding?

  8.  Has any domestic or foreign court:

  (a)  in the past ten years, enjoined you in connection with any investment related activity?

  (b)  ever found that you were involved in a violation of investment related statutes or regulations?

  (c)  ever dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

  9.  Are you now the subject of any civil proceeding that could result in a “yes” answer to item 8 above?

  Part 6. Record Keeping

  Acadian will maintain the following records pertaining to the Code in a readily accessible place:

    A copy of each Code that has been in effect at any time during the past five years;
    A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
    A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person of Acadian);
    Holdings and transactions reports made pursuant to the Code for the prior five years;
    A list of the names of persons who are currently, or within the past five years were, Access Persons;
    A record of any decision and supporting reasons for approving the acquisition of covered securities by Access Persons including IPOs and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
    A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

    A copy of reports provided to the Board of Directors of any U.S. registered management investment company for which Acadian acts as adviser or sub-adviser regarding the Code for the past five years.

  Part 7. Form ADV Disclosure

  Acadian includes within our Form ADV, Part 2A a description of Acadian’s Code and a description of conflicts identified with our investment process and operations. We will deliver a copy of Form ADV, Part 2A to each client annually and will provide a copy of our Code to any client or prospective client upon request.

  Part 8. Administration and Enforcement of the Code

  Responsibility to Know the Rules

  Access Persons are responsible for their actions under the law and are therefore required to be sufficiently familiar with applicable federal and state securities laws and regulations to avoid violating them. Claimed ignorance of any rule or regulation or of any requirement under this Code or any other Acadian policy or procedure is not a defense for misconduct.

  A.  Excessive or Inappropriate Trading

  Acadian understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that limits potential conflicts with the interests of any client account. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades, or other measures as deemed appropriate by the Compliance Group), may compromise the best interests of any client if such excessive trading is conducted during the workday or using Acadian resources. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code, such personal transactions may be brought to the attention of the Access Person’s supervisor and may not be approved or may be limited by the Compliance Group.

  B.  Training and Education

  New Hires

  Employment at Acadian is contingent upon compliance with the Code. Each new hire receives a copy of the Code and must complete an affirmation of receipt and understanding. A member of the Compliance Group will meet with each new hire within their first week of employment to review the Code and to respond to any questions.

  Annual

  Mandatory annual Code training is required for all Access Persons. This training will be developed and led if in person by members of the Compliance Group and will reinforce key sections of the Code as well as any other compliance related issues as determined by business changes or regulatory focus.

  C.  Compliance and Risk Committee Approval

  The Code will be submitted to Acadian’s Compliance and Risk Committee annually for approval.

  D.  Report to the Board(s) of Investment Company Clients

  At the frequency requested and in compliance with Rule 17j-1 of the Investment Company Act of 1940, Acadian will comply with any reporting requirements imposed by the Board of Directors of each of our U.S. registered investment company clients as well as any other reporting related to our Code requested by any client. A copy of our Code is provided to clients and prospects upon request. Reports typically provided to Fund Board’s include a description of any issues arising under the Code since the last report, information about material violations of the Code, sanctions imposed in response to such violations, and any material changes made to the Code.

  Acadian will also provide reports when requested certifying that we have adopted procedures reasonably necessary to prevent Access Persons from violating the code.

  E.  Report to Senior Management

  The Chief Compliance Officer will provide a report on a quarterly basis to Acadian’s Compliance and Risk Committee noting any violations of the Code. Any material violations will be escalated promptly.

  F.  Reporting Violations and Whistleblowing Protections

  Acadian is committed to fostering an environment of ethical and fair business conduct that requires all Access Persons to act honestly and with integrity at all times. Access Persons are required to report to the Chief Compliance Officer or a senior manager all potential instances of serious malpractice, material violations of company policies, and material violations of the Code. Access Persons are required to cooperate fully with any and all investigations into such matters. Failure to adhere to these policies will be considered a violation of the Code and will subject the Access Person to disciplinary action including the potential for termination.

  Good faith reports of such potentially serious or material violations may be made without fear of retribution either directly to the Chief Compliance Officer or on a confidential basis via either a written statement in a sealed envelope or in any other way the Access Person feels is necessary to preserve his or her confidentiality. A report can also be made to the BrightSphere Fraud Hotline listed in the Fraud section below. These reports will be treated as confidential, and the source of the report protected to the extent permitted by law provided that the “whistleblower”

  (1) genuinely believes that the knowledge or suspicions disclosed are true and relate to serious malpractice; and (2) that the communication is clear from the outset that a confidential “whistleblowing” disclosure is being made. All such reports will be investigated promptly and thoroughly, and all legal requirements will be complied with.

  G.  Fraud Policy

  Access Persons are expected to act legally, ethically, and with integrity at all times to safeguard our employees, resources, assets and reputation. The commission of a fraud of any kind is prohibited. Failure by any Access Person to comply with this policy could result in disciplinary action being taken against that individual.

  For the purpose of the Code, fraud is defined as: “Any deliberate action or inaction involving dishonesty or deception, which may result in the diminution of client account or shareholder value, either through financial loss or reputational damage, whether or not there is personal benefit to the fraudster.”

  What Constitutes Fraud?

  The legal definition of fraud may vary depending on the legal statutes of the various jurisdictions in which Acadian operates. In some jurisdictions, no precise legal definition of fraud exists, although many of the offenses referred to as fraud may be prohibited by local statute or be deemed criminal offenses by local statute. The term is generally used to describe acts such as: deception, bribery, forgery, extortion, corruption, theft, conspiracy, embezzlement, misappropriation, false representation, concealment of material facts and collusion. Some examples of fraud include, among others:

    Dishonest or fraudulent activities, such as embezzlement, deceit, collusion or conspiracy
    Bribery, corruption or abuse of office
    Theft
    Abuse or misuse of company property
    Deliberate misapplication or misappropriation of company funds or assets
    Deliberate or suspicious unacceptable loss of assets in the care of any member of BSIG
    Forgery or alteration of documents
    Making use of or knowingly possessing forged or falsified documents
    Providing false or misleading information
    Deliberate theft, sale or misuse of sensitive documentation or information
    Deliberate false creation of records within or unauthorized amendments to databases, administration systems and accounting records
    Targeted attempts to use technology/electronic communications to hack or breach security controls
    Intentional destruction (excepted as allowed per our Record Management Policy) or suspicious disappearance of records
    Concealment of material facts
    Deliberate intentional misapplication of accounting principles
    Any improper act, which may damage the reputation of BSIG or any of its members
    Any similar or related activity or irregularity

  Fraud can be perpetrated internally by employees or contractors, externally by clients, intermediaries or other third parties.

  Any individual who is unclear as to what may constitute an act of fraud should seek further guidance from his/her direct manager or from the Chief Compliance Officer as appropriate.

  What should I do if I suspect fraud has been committed?

  All staff is encouraged to immediately report any fraud that is suspected or discovered. Any such activity should be reported initially to their immediate manager and/or the Chief Compliance Officer, except where either of those individuals is suspected of involvement.

  Immediate managers are responsible for reporting all instances of suspected or discovered fraud to the Chief Compliance Officer who is responsible for escalating as required under relevant firm policy.

  The reporting of suspected or known fraud may be made and will be investigated in accordance with the Whistleblowing policies described within the Code and, if made in good faith, will be protected from retaliation.

  Acadian encourages Access Persons to report compliance and any other business concerns to Acadian’s Chief Compliance Officer and General Counsel or via the confidential BrightSphere l Fraud Hotline at the numbers or URL below.

  Scott Dias

  617-850-3519

  sdias@acadian-asset.com SVP, Chief Compliance Officer and

  General Counsel Acadian

  Richard Hart

  617-369-7341

  rhart@bsig.com Chief Legal Officer

  BSIG

  By Secure Ethics Reporting Hotline:

  US:

  1-866-921-6714

  Australia:

  0011-800-2002-0033

  United Kingdom:

  0-800-092-3586

  Singapore:

  001-800-2002-0033

  Webform URL: https://www.integritycounts.ca/org/BSIG E-mail: bsig@integritycounts.ca

  Fax:

  1-604-926-5668

  Mail:

  PO Box 91880, West Vancouver, British Columbia V7V 4S4 Canada

  None of the provisions of Acadian employee handbook, compliance manual (including its related policies and code of ethics), offer letter provided to you, or any agreement regarding your employment that you may have entered into with Acadian prohibits you from voluntarily communicating with enforcement or regulatory authorities regarding possible violations of law.

  H.  Sanctions

  Any violation of the Code may result in disciplinary action including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

  The following is a non-exclusive list of factors that will be considered when determining the appropriateness of any sanction related to a Code violation:

    What requirement was violated
    Client harm
    Frequency of occurences
    Evidence of willful or reckless disregard of the Code requirement
    Your honest and timely cooperation

  I.  Further Information about the Code and Supplements

  Access Persons are encouraged to contact any member of the Compliance Group with any questions about permissible conduct under the Code.

  BrightSphere’s Anti-bribery and Corruption Risk Policy, Fraud Policy, Whistleblowing Arrangements and Sanctions Compliance policy are adopted as supplements to the Code.

  Persons Responsible for Code Enforcement

Boston:
Alison Peabody	Compliance Officer	apeabody@acadian-asset.com
Mary Bidgood	Compliance Officer	mbidgood@acadian-asset.com
Kelly Gately	Compliance Officer	kgately@acadian-asset.com
Scott Dias	Chief Compliance Officer	sdias@acadian-asset.com
London:
Katy Tyler	Compliance Officer	ktyler@acadian-asset.com
Sydney:
Nita Lo	Compliance Officer	nlo@acadian-asset.com
Singapore:
Nicholas Lim	Compliance Officer	nlim@acadian-asset.com

  Do not hesitate to contact any member of the Compliance Group with questions about the Code by either emailing Compliance-reporting@acadian-asset.com or contacting directly one of the individuals noted above.

  Training and Certification

  Training on Code requirements will be provided by members of the Compliance Group. Additional training on firm policies may also be provided by members of the Human Resources Group.

  Acadian’s Compliance and Risk Committee, Executive Management Team, Executive Committee, and our Board of Managers are also responsible for Code implementation and enforcement.

  All Access Persons will be subject to annual Code of Ethics training. A copy the Code and any amendments will be provided to all Access Persons and supervised persons annually along with a request for a written acknowledgment of receipt and compliance.

  Appendices

  A.  CFA Institute Asset Manager Code of Professional Conduct